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                             THE ANGELOFF COMPANY
                         CORPORATE FINANCIAL ADVISORS
                               Established 1976

                                                                    EXHIBIT 10.2
                                                                    ------------



                                                               February 15, 1995



Mr. Sidney E. Wing
President
Datametrics Corporation
21135 Erwin Street
Woodland Hills, California  91367

Dear Sid:

   This letter will amend the November 26, 1993 agreement regarding The Angeloff Company (TAC) acting as the corporate financial advisor to Datametrics (DMC). The Angeloff Company will provide advisory services in connection with board governance, merger/acquisition direction, strategic partnering, public offerings and financing sources including commercial and investment bankers. We shall devote 2 1/2 days per month or thirty days per year for the next year providing such services.

   As compensation for these services, DMC will pay TAC $6,000 per month and reasonable out-of-pocket expenses payable on the 15th of each month. In addition, if you request our services to assist you in capital raising, excluding commercial bank financing, you will pay us a capital raising assignment retainer of $10,000 per month. If you request our services to assist you in merger/acquisition activity, you will pay us a merger/acquisition assignment retainer of $7,500 per month. Each assignment retainer will be communicated in writing by you and will have a minimum of a two month term.

   The agreement shall be effective February 15, 1995 through February 15, 1996 and will continue thereafter unless written notice is given by either party sixty days after that date or thereafter.

   We will continue to waive our receiving cash director's compensation as long as TAC is compensated as a corporate financial advisor in an amount not less than $36,000 per year. We will be entitled to receive all non cash forms of director compensation, if any, including stock options, etc.
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Mr. Sidney E. Wing
February 15, 1995
Page 2


   If the terms and conditions meet with your approval, would you please so indicate by signing in the space provided below and mail the original agreement to me in the enclosed envelope and retain a copy for your files. We are looking forward to continuing to work with you and the DMC team in building a bright and successful future direction of the Company.

                                       Sincerely yours,


                                           /s/ DANN V. ANGELOFF
                                       ---------------------------
                                       Dann V. Angeloff, President
                                       The Angeloff Company

Accepted and Approved
February 20, 1995



   /s/ SIDNEY E. WING
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Sidney E. Wing, President
Datametrics Corporation